EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME ANNOUNCES SALE OF
MARRIOTT PLANO LEGACY

Sales Price Equates to an All-In 7.7% Year-End 2017 NOI Cap Rate
Sales Price Equates to an All-In 11.1x Year-End 2017 Hotel EBITDA Multiple
Reduces Company’s Leverage and Interest Expense

DALLAS, November 1, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has closed on the sale of the 404-room Marriott Plano Legacy Town Center hotel (“Marriott Plano” or the “Hotel”) in Plano, Texas for $104 million ($257,000 per key). The sales price represents a year-end 2017 all-in cap rate of 7.7% on net operating income and a year-end 2017 11.1x all-in Hotel EBITDA multiple. The closing of the sale also completed a reverse 1031 exchange that was initiated to acquire the Hotel Yountville.
The sale of the Marriott Plano is another meaningful step in the execution of the Company’s non-core portfolio strategy that it announced in January. This transaction follows the Company’s June announcement that it had reached an agreement to convert its Courtyard Philadelphia Downtown hotel to an Autograph Collection property.
As the Marriott Plano is the lowest RevPAR asset in the Company’s portfolio, the Company’s pro forma RevPAR after this transaction should increase and be significantly higher than any of its peers, making the Company the publicly-traded lodging REIT with the highest RevPAR and highest asset quality. Additionally, the sale of the Hotel will reduce the Company’s leverage and reduce its interest expense by approximately $3.2 million annually.
The hotel had an existing allocated debt balance of approximately $62.3 million that was paid off at closing along with an additional $22.7 million of debt pay down used to release the asset from its loan pool. After debt payoff and transaction costs, the net proceeds were approximately $16 million. Based upon the prior 12-month period, the Marriott Plano achieved RevPAR of $134 with occupancy of 72% and Average Daily Rate of $185. A reconciliation of non-GAAP financial measures is included in the financial table below.
“The Marriott Plano transaction is another significant step in the rationalization of our non-core hotel portfolio,” said Richard J. Stockton, Ashford Prime’s President and Chief Executive Officer. “As the Plano market is experiencing a significant amount of new supply that will likely negatively impact the Marriott Plano, our “rebuy” analysis resulted in a lower unlevered and levered IRR than what we believe we can achieve by redeploying the proceeds based on the acquisition opportunities we are currently seeing in the market. Given these dynamics, we believe the sale of this asset will be accretive to shareholder returns.”
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Ashford Hospitality Prime, Inc.
Marriott Plano Legacy Town Center
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

Estimated
12 Months
Ended December 31,
2017
Hotel Net Income	$3.5
Adjustment:
Depreciation and amortization	$4.9
Interest expense	$2.4
Hotel EBITDA	$10.7
Adjustment:
Capital reserve	$(1.6)
Hotel Net Operating Income	$9.1

(1) All information in this table is based upon unaudited operating financial data for the first seven months of 2017 along with a Company forecast for the remaining five months of 2017. This data has not been audited, reviewed or compiled by the Company’s independent registered public accounting firm, and therefore the financial information presented will likely change.

EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by EBITDA. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's hotel EBITDA minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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